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Exhibit (ii)
                                PLEDGE AGREEMENT

         This AGREEMENT is made and entered into on July 31, 2002, by and between GREGG GIUFFRIA ("Pledgor") of 8761 Rainbow Ridge Drive, Las Vegas, Nevada, and RAYMOND R. ALCINI and DIANA G. ALCINI, TRUSTEES OF THE RAYMOND R. ALCINI and DIANA G. ALCINI 1998 REVOCABLE TRUST ("Pledgee"), of 1045 Appian Way, Morgan Hill, California.

RECITALS:
---------

         At the time of the execution of this Agreement, the Pledgee lend the Pledgor One Hundred Fifteen Thousand Dollars ($115,000), evidenced by two promissory notes, one note in the face amount of $15,000 dated March 24, 2002, the other note in the face amount of $100,000 dated July 31, 2002.

         To induce the Pledgee to make the loans, the Pledgor has agreed to pledge certain stock to the Pledgee as security for the repayment of the loan.

IT IS THEREFORE AGREED:

                                     PLEDGE

1. In consideration of the sum of One Hundred Fifteen Thousand Dollars ($115,000) lent to the Pledgor by the Pledgee, receipt of which is acknowledged, the Pledgor grants a security interest to the Pledgee in an instrument of the following description:

         Voyager Entertainment International, Inc., share certificate No. 536, for 300,000 shares of common stock, together with a stock power separate from the certificate endorsed in blank and with the signature of Gregg Giuffria guaranteed and delivered to the Pledgee with this Agreement.


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         The Pledgor appoints the Pledgee his attorney-in-fact to arrange for the transfer of pledged shares on the books of the issuer to the name of the Pledgee. The Pledgee shall hold the pledged shares as security for repayment of the loan and shall not encumber or dispose of the shares except in accordance with the provisions of paragraphs eight (8) and nine (9) of this Agreement.

                                    DIVIDENDS

         2. During the term of this pledge, all dividends and other amounts received by the Pledgor shall be retained by the Pledgor and not applied to the payment of the principal and interest on the loans.

                                  VOTING RIGHTS

         3. During the terms of this pledge, and as long as the Pledgor is not in default in the performance of any of the terms of this Agreement or in the payment of the principal or interest of the loans, the Pledgor shall have the right to vote the pledged shares on all corporate questions. The Pledgee shall execute due and timely proxies in favor of the Pledgor to this end should it become necessary.

                                 REPRESENTATIONS

         4. The Pledgor warrants and represents that there are no restrictions on the transfer of any of the pledged shares, other than may appear on the face of the certificate, and that the Pledgor has the right to transfer the shares free of any encumbrances and without obtaining the consent of the other shareholders.

                                   ADJUSTMENTS

         5. In the event that, during the term of this pledge, any share dividend, reclassification, readjustment, or other changes declared or made in the capital structure of the company that has issued the pledged shares, all new, substituted, and additional shares or other securities issue by reason of any change shall be held by the Pledgee in the same manner as the shares was originally pledged under this Agreement.


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                               WARRANTS AND RIGHTS

         6. In the event that during the term of this pledge, subscription warrants or any other rights or options shall be issued in connection with the pledged shares, the warrants, rights, and options shall be immediately assigned by the Pledgee to the Pledgor; and, if exercised by the Pledgor, all new shares or other securities so acquired by the Pledgor shall be immediately assigned to the Pledgee to be held in the same manner as the shares originally pledged under this Agreement.

                                     OPTION

         7. Pledgee has the option to satisfy the loans by electing to transfer all the pledged shares to it. The option may be exercised any time after February 22, 2003, by giving written notice thereof to the Pledgor.

                                 PAYMENT OF LOAN

         8. Provided that Pledgee has not exercised the option as set forth as set forth in paragraph 7 of this Agreement, upon payment and maturity of the principal and interest of the loans, the Pledgee shall transfer to the Pledgor all the pledged shares and all rights received by the Pledgee as a result of this pledge.

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                                     DEFAULT

         9. In the event that the Pledgor defaults in the performance of any of the terms of this Agreement, or in the payment at maturity of the principal or interest of the loans, the Pledgee shall have all the rights and remedies provided in the California Commercial Code. In this connection, the Pledgee may, on five (5) days' written notice to the Pledgor, and without liability for any diminution in price that may have occurred, sell all the pledged shares in the manner and for the price that the Pledgee may determine. At any bona fide public sale the Pledgee shall be free to purchase all or any part of the pledged shares. Out of the proceeds of any sale, Pledgee may retain an amount equal to the principal and interest then due on the loan, plus the amount of the expenses of the sale, and shall pay any balance of the proceeds of any sale to the Pledgor. If the proceeds of the sale are insufficient to cover the principal and interest of the loan, plus expenses of sale, the Pledgor shall remain liable to the Pledgee for any deficiency, in accordance with the provisions set forth in Commercial Code Section 9504.

                                    EXECUTION

PLEDGOR:
Dated:  August 6, 2002                                /S/
                                    --------------------------------------------
                                    Gregg Giuffria

PLEDGEE:
Dated:  August ____, 2002                             /S/
                                    --------------------------------------------
                                    Raymond R. Alcini, Trustee of the
                                    Raymond R. Alcini and Diana G.
                                    Alcini 1998 Revocable Trust

Dated:  August ____, 2002                             /S/
                                    --------------------------------------------
                                    Diana G. Alcini, Trustee of the
                                    Raymond R. Alcini and Diana G.
                                    Alcini 1998 Revocable Trust

         I approve the terms of the foregoing Pledge Agreement and consent to Gregg Giuffria entering into said Agreement.

Dated:  August 6, 2002                                /S/
                                    --------------------------------------------
                                    April Giuffria


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